I, Michael T. Williams, hereby resign as a Director of Smitten Press: Local Lore and Legends Inc. 10 days after the mailing of the appropriate Schedule 14f by the corporation, which is anticipated to be made on or about September 7, 2007.

/s/ Michael T. Williams
Michael T. Williams